Exhibit 99.1

MAX CAPITAL GROUP LTD. PROVIDES GUIDANCE ON ALTERNATIVE
INVESTMENT PERFORMANCE IN 2008 FIRST QUARTER

HAMILTON, Bermuda, April 18, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today reported that the return on its alternative investments for the first quarter of 2008 is expected to be negative 2.11%, reflecting monthly results of negative 1.37% in January, positive 1.86% in February, and negative 2.57% in March.

Max Capital’s alternative investments represent approximately 20% of the Company’s total invested assets of approximately $5.1 billion as of March 31, 2008. The Company’s alternative investment performance for the quarter compares to negative 4.27% over the same period for the HFRI Fund of Funds Index, which the Company believes is the most comparable benchmark for this asset class.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “The first quarter of 2008 was one of the most volatile investing periods in recent memory.  Max’s alternative investment performance, while down for the quarter, continued to show relatively low volatility.  On an annualized basis, our alternative investment portfolio has consistently provided Max with incrementally greater growth in book value as compared to other asset classes.”

The Company’s average annualized return on alternative investments for the trailing sixty-month period ended March 31, 2008 has been 9.14%.

In accordance with the Company’s accounting policy the unrealized mark to market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income. The negative impact of this mark to market return shortfall in the first quarter, as compared to the Company’s targeted 2% quarterly return, is approximately 83 cents in earnings per diluted share.

As previously announced, Max Capital will issue its full first-quarter results before the market open on May 6, 2008, and will hold an investment community conference call on that date at 10 o’clock a.m. Eastern Time.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future economic performance, finances, expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by the Company with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jim.tees@maxcapservices.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842